EXHIBIT 10.15

SONOCO INVESTMENT AND RETIREMENT PLAN

Effective January 1, 2004

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SONOCO INVESTMENT AND RETIREMENT PLAN

2.33	Spouse	8
2.34	Termination Date	8
2.35	Trust (or Trust Fund)	9
2.36	Trustee	9
2.37	Unit	9
2.38	Valuation Date	9
2.39	Vested Percentage	9
2.40	Vesting Service	10
2.41	Voice Response Unit (VRU)	10
2.42	Website	10
2.43	Years of Vesting Service (or Vesting Service)	11
	(a) Computation	11
	(b) Leaves of Absence	11
	(c) Employment With a Controlled Group Member	12
	(d) Re-Employment Following a Break in Service	12
	(e) Service Spanning	12

ARTICLE 3	ELIGIBILITY
3.1	Eligibility	13
3.2	Participation Upon Reemployment	13
	(a) Reemployment of Employees Who Were Not Eligible Employees	13
	(b) Reemployment of Eligible Employees	14
3.3	Leased Employees and Independent Contractors	15
3.4	Transfer to this Plan Document	15
	(a) From Coverage Under Another Document	15
	(b) From a Non-covered Group	16
3.5	Acquired Group	16
3.6	Transfer from this Plan Document to an Ineligible Position	16
3.7	Adoption of the Plan by a Controlled Group Member	16

ARTICLE 4	CONTRIBUTIONS
4.1	Employer Contributions	17
	(a) Eligibility	17
	(b) Amount	17
	(c) Vesting	17
	(d) Forfeiture	18
	(e) Reinstatement of Forfeitures	18
	(f) Exclusive Benefit of Participants	18
	(g) Payment to the Trustee	19
	(h) Return of Employer Contributions	19
4.2	Rollover Contributions	19

ARTICLE 5	ALLOCATIONS
5.1	Adjustments to Account Balances

	(a) Regular Valuation Dates	20
	(b) Recordkeeping Fee	20
	(c) Valuations Binding	20
	(d) Statement of Account Balances	20
	(e) Correction of Mistakes	21
5.2	Investment Elections	21
	(a) Investment Funds	21
	(b) Liquidity	22
	(c) Participant Elections	22
	(d) Reinvestment of Earnings	24
	(e) Investment Expenses	24
	(f) Special Election Rules	24

ARTICLE 6	POST-EMPLOYMENT DISTRIBUTIONS
6.1	Payment Events	24
	(a) Participant’s Termination of Employment	25
	(b) Participant’s Death	25
6.2	Amount, Form and Timing of Payment	25
	(a) Application for Payment	25
	(b) Time of Payment	25
	(c) Amount and Forms of Payment	26
	(d) Automatic Cash-Out	26
	(e) Medium of Payment	27
	(f) Distribution Fee	27
	(g) Order of Payment from Accounts	27
	(h) Investment Elections During Installment Period	27
6.3	Required Distribution Rules	27
	(a) General Rule	27
	(b) Participant’s Required Beginning Date	28
	(c) Participant’s Death Before Required Beginning Date	28
	(d) Participant’s Death After Required Beginning Date	28
	(e) Compliance with Code Section 401(a)(9)	29
6.4	Designation of and Payment to Beneficiaries	29
	(a) Procedure	29
	(b) Waiver of Spouse’s Rights	29
	(c) Payment to Minor or Incompetent Beneficiaries	30
	(d) Judicial Determination	30
6.5	Payment to the Participant’s Representative	30
6.6	Unclaimed Benefits	30

ARTICLE 7	LIMITATIONS ON CONTRIBUTIONS
7.1	Code Section 415 Limitation	31
	(a) Applicable Definitions	31
	(b) Excess Annual Additions	32
	(c) Combining of Plans	33

7.2	Top-Heavy Rules	33
	(a) Top-Heavy Determination	33
	(b) Definitions	35
	(c) Vesting Requirements	36
	(d) Minimum Contribution	37
ARTICLE 8	AMENDMENT, TERMINATION, AND MERGER
8.1	Amendment	39
	(a) Procedure	39
	(b) Prohibited Amendments	39
	(c) Limited to Active Participants	40
	(d) Administrative Changes Without Plan Amendments	40
8.2	Termination of the Plan	40
	(a) Right to Terminate	40
	(b) Full Vesting	41
	(c) Provision for Benefits Upon Plan Termination	41
8.3	Plan Merger, Transfer of Plan Assets and Liabilities, Acceptance of Transfers	42
8.4	Distribution on Termination and Partial Termination	42
8.5	Notice of Amendment, Termination or Partial Termination	42

ARTICLE 9	ADMINISTRATION
9.1	Delegation of Authority	43
9.2	Allocation of Fiduciary Responsibilities	43
	(a) The Board	43
	(b) The Company and the Employers	43
	(c) The Committee	44
	(d) The Investment Council	47
	(e) The Trustee(s)	49
9.3	Expenses	50
9.4	Indemnification	50
9.5	Claims Procedure	51
	(a) Application for Benefits	51
	(b) Decision on Claim	51
	(c) Appeal	51

ARTICLE 10	MISCELLANEOUS
10.1	Headings	53
10.2	Construction	53
10.3	Qualification for Continued Tax-Exempt Status	53
10.4	Non-alienation	53
10.5	No Employment Rights	54
10.6	No Enlargement of Rights	54
10.7	Direct Rollover	54
	(a) General Rule	54

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	(b) Definitions	54
10.8	Withholding for Taxes	55
10.9	Notices	56
10.10	Evidence	56
10.11	Action by Employers	56
10.12	Plan Not Contract of Employment	56
10.13	Absence of Guaranty	56
10.14	Company’s Decision Final	56

ADDENDUM A	Qualified Domestic Relations Orders

ADDENDUM B	Schedule of Administrative Fees

SONOCO INVESTMENT AND RETIREMENT PLAN

ARTICLE 1

Description and Purpose

1.1	Plan Name. The name of the Plan is the “Sonoco Investment and Retirement Plan”.

1.2	Plan Description. The Plan is a defined contribution pension plan providing for Company contributions that are made on a (fixed formula) basis, and is intended to qualify under Code section 401(a).

1.3	Plan Purpose. The purpose of the Plan is to provide a measure of economic security to each eligible Employee by accumulating contributions for distribution upon retirement, as a supplement to other resources then available.

ARTICLE 2

Definitions

As used in the Plan, the following words and phrases and any derivatives thereof will have the meanings set forth below unless the context clearly indicates otherwise. Definitions of other words and phrases are set forth throughout the Plan. Section references indicate sections of the Plan unless otherwise stated. The masculine pronoun includes the feminine, and the singular number includes the plural and the plural the singular, whenever applicable.

2.1	Account means the separate account maintained under the Plan for each Participant which represents the Participant’s total proportionate interest in the Trust Fund as of any Valuation Date. It is comprised of Employer Contributions made on the Participant’s behalf under Section 4.1(a), including any gains and losses of the Trust Fund attributable thereto.

2.2	Addendum. The provisions of the Plan as applied to any Employer or any group of Employees of any Employer may be modified or supplemented from time to time by the Company by the adoption of one or more “Addenda”. Each Addendum will form a part of the Plan as of the Addendum’s effective date. In the event of any inconsistency between an Addendum and the Plan document, the terms of the Addendum will govern.

2.3	Adoption Agreement means the document by which an Employer adopts the plan and which specifies any provisions that apply only to its Employees.

2.4	Beneficiary means the person(s) or entity(s) named by the Participant under Section 6.4 to receive any Account balances remaining in the Plan after his death. The surviving Spouse will be the primary Beneficiary unless the Spouse has waived that right under Subsection 6.4. The Beneficiary will have the right to make investment elections under Section 6.4, and to elect timing and form of payment under Section 6.4. Each alternate payee named in a qualified domestic relation's order is a Beneficiary for purposes of the awarded amount.

2.5	Board means the Board of Directors of the Company.

2.6	Break in Service. See Section 2.22 Five-Year Break in Service and Section 2.25 One-Year Break in Service.

2.7	Code means the Internal Revenue Code of 1986 as amended from time to time, and regulations and rulings issued under the Code.

2.8	Committee means the Benefits Committee, which will serve as the Plan Administrator (as that term is defined in Section 3(16)(A) of ERISA), and will have primary responsibility for administering the Plan under Article 9.

2.9	Company means Sonoco Products Company, a corporation organized and existing under the laws of the State of South Carolina, or its successor or assign that adopts the Plan. The authority to control and manage the non-investment operations of the Plan is vested in the Company, to the extent the Company has not delegated all or any part of its responsibilities and powers to the Committee. Any such allocation or delegation may be revoked at any time.

2.10	Compensation. Compensation will have the following meanings for the following purposes:

(a)	Employer Contributions. For purposes of determining the percentages that each Participant will receive as an Employer Contribution, Compensation is the taxable earnings paid by the Employer to the Participant and reported on his Form W2 for the Plan Year, plus amounts deferred under Code Sections 401(k) and 125 pursuant to the Participant’s salary reduction agreement, and excluding (1) bonuses, vacation pay and other payments made after the calendar year in which the Termination Date occurs, (2) severance pay, (3) reimbursement for moving expenses, (4) reimbursement for educational expenses, (5) automobile allowance, (6) tax counsel allowance, (7) compensation related to the exercise of stock option grants or to any other stock related compensation program, (8) expatriate-related expenses, (9) any form of imputed income, (10) Employer Contributions to this Plan and to any other benefit plan, and (11) in-service payments and all other benefits provided under this Plan or under any deferred compensation plan or other benefit plan. Compensation for the Participant who enters the Plan after the beginning of a Plan Year will include only amounts earned after he enters the Plan.

(b)	Compensation for Determining Limit on Annual Additions. For purposes of calculating limits on annual additions under Section 7.3, Compensation means a Participant’s wages, tips, and other compensation which are required to be reported on a Federal Wage and Tax Statement (Form W2), and shall also include a Participant’s salary reduction contributions made during the Plan Year under any plan or program maintained by the Company or a Controlled Group member under Code Section 125, 132(f)(4), or 401(k).

(c)	Statutory Limit. The Compensation of each Participant taken into account under the Plan for any Plan Year shall not exceed $205,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B).

2.11	Controlled Group means the Company and

(a)	any corporation while it is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Company;

(b)	any other trade or business (whether or not incorporated) while it is under common control with the Company within the meaning of Code Section 414(c);

(c)	any organization while it (along with the Company) is a member of an affiliated service group (within the meaning of Code Section 414(m)); and

(d)	any other entity while it is required to be aggregated with the Company under Code Section 414(o).

2.12	Disability means a physical or mental impairment incurred while the Participant is in active Employment which permanently disables him from engaging in substantial gainful employment, and which qualifies him to receive either (a) benefits under Sonoco’s Long-Term Disability Plan, (b) Social Security disability benefits, or (c) Workers’ Compensation disability benefits due to an occupational illness or injury. The impairment must not have occurred because of the Participant’s involvement in military service, war or similar hostilities, insurrection, rebellion, revolution, felony, or employment with another employer. The term Disabled Participant refers to the Participant who has incurred a Disability.

2.13	Effective Date means January 1, 2004, the date as of which the plan was first established.

2.14	Eligibility means the January 1 or July 1 coincident with or following the date when the Participant has both reached age 21 and completed a twelve-month period of Employment during which he earned at least 1,000 Hours of Service.

2.15	Employee means an individual who (a) is regularly employed by an Employer as a common-law employee, and (b) has FICA taxes withheld by an Employer.

The group of eligible Employees generally includes each individual who became an Employee of an Employer in connection with a merger or acquisition having a transaction closing date on or after October 15, 2003, each Employee whose first day of active Employment with an Employer is on or after January 1, 2004, and each other Employee who is treated as an eligible Employee under Section 3.2 (related to rehired Employees). However, the group of eligible Employees excludes (a) those individuals for any period in which they are eligible to participate under the Sonoco Products Company Retirement Plan A for Designated Hourly Employees, the Soncoco Products Company Retirement Plan B for Designated Hourly Employees, or the Sonoco Products Company Retirement Plan C for Designated Hourly Employees; (b) those individuals who are members of a bargaining unit for which coverage under this Plan is not expressly provided by a bargaining agreement between an Employer and a bargaining representative; (c) independent contractors; (d) leased employees within the meaning of Code section 414(n); (e) non-U.S. citizens employed outside the United States; (f) non-resident aliens with no U.S. source income; and (g) individuals who are classified as temporary or seasonal employees.

Notwithstanding any provision in this Plan to the contrary, if an individual is classified by the Company or any other entity within the Controlled Group as a leased employee or an independent contractor, and is later determined by a court or federal, state, or local regulatory or administrative authority to have provided services as a common-law Employee, such determination shall not alter such person’s exclusion from the group of Employees who are eligible to participate under this Plan.

2.16	Employer means the Company at each location covered under this Plan, and each Controlled Group member that adopts the Plan, and each Employer’s successor or assigns that adopts the Plan.

2.17	Employer Contributions mean the contributions made by an Employer under Section 4.1(a).

2.18	Employment means the period during which an Employee is regularly employed by an Employer, including periods of Disability and approved leaves of absence for which Vesting Service is granted under Section 2.43.

2.19	Employment Date means the date on which an individual completes his first Hour of Service as an eligible Employee. However, the Employment Date of the non-vested Employee who resumes Employment after he incurs a Five-Year Break in Service will be the date on which he earns his first Hour of Service after he resumes Employment.

2.20	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations and rulings issued under ERISA.

2.21	Fair Market Value means the cash value established by an independent appraiser as of the date of determination, using a reasonable method of valuation.

2.22	Five-Year Break in Service means five consecutive One-Year Breaks in Service, which will cause the non-vested Participant to lose his pre-break Vesting Service.

2.23	Investment Council means the group of individuals appointed by the Board from time to time, who will have the investment powers and responsibilities described in Article 9.

2.24	Investment Funds means the various funds that are available for the investment of Accounts. The Investment Council has the discretion to add or delete any Investment Fund and to change the investment strategy or categories of permitted investments of any Investment Fund without prior notice to Employees.

2.25	One-Year Break in Service means a twelve-consecutive-month period beginning on the Participant’s Termination Date and ending on the first anniversary of that date, during which he does not earn any Hours of Service. For purposes of determining whether an Employee has had a One-Year Break, the Committee will treat a leave protected under the Family and Medical Leave Act of 1993 as a period of active Employment. An individual who is absent because of military service will begin a One-Year Break in Service on the day after his statutory reemployment rights expire if his leave was covered under the Uniformed Services Employment and Reemployment Rights Act of 1994 and he failed to resume employment before his rights expired.

2.26	Participant means an Employee participating in the Plan under Section 3.1. The term vested Participant is sometimes used to refer to the Participant whose Vested Percentage is greater than 0 percent. The term non-vested Participant is sometimes used to refer to the Participant whose Vested Percentage is 0 percent.

2.27	Personal Identification Number (“PIN”) means the individual and unique number that is provided to each Participant for purposes of executing transactions through the VRU and Website. Any entry by a Participant of his PIN, together with his Social Security Number, will constitute his valid signature for purposes of any transaction executed through the VRU or the Website.

2.28	Plan means the Sonoco Investment and Retirement Plan, as amended from time to time. As indicated by the context, the term Plan is sometimes used to refer to this Plan document.

2.29	Plan Administrator means the Committee.

2.30	Plan Year means the twelve-consecutive-month period beginning January 1 and ending December 31 of each year.

2.31	Recordkeeper means the entity retained from time to time to provide administrative services for the Plan, including (to the extent delegated by the Committee) but not limited to, (a) allocating Contributions, investment gains and losses, expenses and fees to Accounts, (b) processing investment elections and modifications, (c) processing lump sum and installment payments, (d) performing nondiscrimination testing, and (e) maintaining the Plan’s compliance with all relevant qualification requirements.

2.32	Social Security Wage Base means, for any Plan Year, the maximum wages on which Social Security taxes are assessed for old age, survivors, and disability insurance benefits for such Plan Year.

2.33	Spouse means the person to whom the Participant is legally married. The surviving Spouse is the person to whom the Participant is legally married on his date of death. In the event of a dispute, such status will be determined in accordance with the applicable laws of descent and distribution of the Participant’s state of domicile. The surviving Spouse is sometimes referred to as a Beneficiary.

2.34	Termination Date means the earlier of (a) the date the Employee resigns, retires, dies or is discharged from the Controlled Group; or (b) the first anniversary of the beginning date of a paid or unpaid absence for any reason other than resignation, retirement, discharge or death; provided that a Termination Date will not occur prior to the end of an authorized leave of absence that is included in Vesting Service under Section 2.43. The Termination Date of the Employee who resigns, retires, is discharged or dies before the first anniversary of his absence (or the second anniversary for a parental leave) will be the date such event occurs. Vesting Service will cease on the Termination Date except as otherwise provided under Section 2.43.

2.35	Trust (or Trust Fund) means the fund or funds maintained under the trust agreement executed between the Company and the Trustee, as amended from time to time, to receive and invest the amounts contributed on behalf of participants, and from which distributions will be made.

2.36	Trustee means the corporation(s), individual(s) or other entity(ies) appointed by the Company, pursuant to a trust agreement, to hold and manage the Trust Fund.

2.37	Unit means a group of Employees employed in a division or geographic location of the Company for which special provisions of this Plan document apply.

2.38	Valuation Date means each business day on which the New York Stock Exchange is open during each Plan Year, as of which date the Trustee will determine the Fair Market Value of the Trust Fund and of each Account, and will make allocations to Accounts as provided in Section 4.1. The Plan will use a daily valuation system, which generally will mean that Accounts will be updated each business day to reflect activity for that day, such as new contributions received by the Trustee, changes in Participants’ investment elections, and changes in the unit value of the Investment Funds under the Plan. Such daily valuation is dependent upon the Plan’s Recordkeeper receiving complete and accurate information from a variety of sources on a timely basis. Since events may occur that cause an interruption in this process, affecting a single Participant or a group of Participants, there will be no guarantee by the Plan that any given transaction will be processed on the anticipated day. In the event of any such interruption, any affected transaction will be processed as soon as administratively feasible and no attempt will be made to reconstruct events as they would have occurred absent the interruption, regardless of the cause, unless the Company in its sole discretion directs the Plan’s Recordkeeper to do so.

2.39	Vested Percentage means the percentage of the Participant’s Account that is vested under the rules set forth in Subsection 4.1(c).

2.40	Vesting Service. See Section 2.43.

2.41	Voice Response Unit (VRU) means the interactive telephone system that the recordkeeper will make available for Participants and Beneficiaries to use to access plan and account information and process transactions in their accounts. To the extent that for any reason the VRU is not available from time to time for any such use, the recordkeeper or the Employer will provide the affected Participant or Beneficiary a written form (that has been approved by the Committee) to use to request the desired transaction. As used in this Plan document, the term VRU includes such written forms to the extent applicable.

2.42	Website means the Internet Website that the Recordkeeper will make available for Participants and Beneficiaries to use to access plan and account information and process transactions in their accounts. To the extent that for any reason the Website is not available from time to time for any such use, the Recordkeeper or the Employer will provide the affected Participant or Beneficiary a written form (that has been approved by the Committee) to use to execute the desired transaction, as soon as practicable after it receives the request for such written form. As used in this Plan document, the term Website includes such written forms to the extent applicable.

2.43	Years of Vesting Service (or Vesting Service) means the period beginning on the Participant's Employment Date and ending on his Termination Date. Vesting Service will be determined subject to the rules set forth below:

(a)

Computation. The Committee will compute Vesting Service in whole and partial years, by measuring months from the Employment Date, counting each month as  1/12 year, aggregating non-continuous partial months into whole 30 day months, and ignoring remaining days.

(b)	Leaves of Absence. Except as otherwise provided in this Subsection, each Participant will be credited with Vesting Service as if his status as an Employee had continued during the period of his approved leave of absence granted under his Employer's standard, uniformly-applied human resources policies, but only if he resumes active Employment promptly upon the expiration of his approved leave. The maximum credit for each such leave will be twelve months.

(1)	Military Leave. Each Participant will receive credit for eligibility and Vesting Service as if his active full-time Employment had continued during the period of his military duty covered under the Uniformed Services Employment and Reemployment Rights Act of 1994, but only if he retains statutory reemployment rights and resumes Employment within the period prescribed under Section 414(u) of the Code.

(2)	Parental Leave. Each Participant will receive credit for Vesting Service for the period of a parental leave, for a maximum of twelve months. If the leave extends beyond twelve months, the first anniversary of the date the leave began will be the Termination Date for purposes of crediting Vesting Service, but the second anniversary will be the Termination Date for purposes of determining when a Break in Service begins. The Plan will credit Vesting Service for the period between the first anniversary of the leave date and the date when the Participant resumes active Employment only if that date occurs before the second anniversary. The Termination Date of the Participant who resigns, retires, is discharged or dies before the second anniversary of the leave date will be the date such event occurs. A parental leave is an absence from active Employment by reason of pregnancy, childbirth, child adoption, and/or childcare immediately following birth or adoption. The leave will be treated as any other absence unless the Employee timely provides to the Committee all information reasonably required to establish that the absence constitutes a parental leave.

(c)	Employment With a Controlled Group Member. Each individual who transfers into covered Employee status will receive credit for Vesting Service for the period of his service with any Controlled Group member, whether or not it has adopted the Plan, beginning on the date the member becomes part of the Controlled Group, under the rules that apply to Employment under this Plan. Each individual who transfers from covered Employee status to non-covered service with a Controlled Group member will continue to receive credit for Vesting Service, under the rules that apply to Employment under this Plan. An individual who transfers into covered Employee status, after being excluded under Section 2.15 as a non-U.S. citizen employed outside the United States, or a non-resident alien with no U.S. source income, will receive credit for Vesting Service beginning on the later of his first day of service with his foreign employer, or the date when his foreign employer becomes part of the Controlled Group.

(d)	Re-Employment Following a Break in Service. If a former Participant is reemployed by the Company or a Controlled Group member after an earlier Termination Date, Vesting Service earned by such Participant prior to the earlier Termination Date—

(1)	shall be reinstated immediately upon reemployment if the Participant was either a vested Participant as of the earlier Termination Date or is reemployed before incurring a Five-Year Break in Service; and

(2)	shall be forfeited in the event of reemployment that is not described in Subsection (d)(1) above.

(e)	Service Spanning. If an Employee terminates Employment for any reason and resumes Employment within twelve months, the Plan will include his period of termination in his Vesting Service.

ARTICLE 3

Eligibility

3.1	Eligibility. Each Employee will become a Participant in the Plan on the January 1 or July 1 following the date on which he both reaches age 21 and completes a twelve-month period of Employment during which he earns at least 1,000 Hours of Service. The Plan will recognize prior service with the Company and any acquired company for this purpose.

3.2	Participation Upon Reemployment.

(a)	Reemployment of Employees Who Were Not Eligible Employees. If a former Employee who did not qualify as an eligible Employee under this Plan as of his Termination Date is subsequently reemployed by an Employer, the Employee shall be treated as an eligible Employee under this Plan as of his reemployment date unless:

(1)	He was a Participant under the Sonoco Pension Plan upon his earlier Termination Date, and either had a fully vested benefit under the Sonoco Pension Plan upon the earlier termination date or is reemployed before incurring a Five-Year Break in Service; or

(2)	Such individual is reemployed in a position in which he is eligible to participate under the Sonoco Products Company Retirement Plan A for Designated Hourly Employees, the Sonoco Products Company Retirement Plan B for Designated Hourly Employees, or the Sonoco Products Company Retirement Plan C for Designated Hourly Employees.

A rehired Employee who is treated as an eligible Employee under this Subsection (a) shall become a Participant on the January 1 or July 1 following the date he resumes Employment if (i) he is reemployed by an Employer before incurring a Five-Year Break in Service and (ii) he satisfied the eligibility requirements under Section 3.1 as of his earlier Termination Date. In all other cases, such rehired Employee shall be treated as a new Employee under Section 3.1.

(b)	Reemployment of Eligible Employees. If a former Employee who did qualify as an eligible Employee under the Plan as of his Termination Date is subsequently reemployed by an Employer in a position in which he still qualifies as an eligible Employee hereunder, such Employee shall resume participation in this Plan in accordance with the following rules:

(1)	Vested Participant. If such Employee was a vested Participant as of his earlier Termination Date, he will resume participation in the Plan as of the date he resumes Employment.

(2)	Non-vested Participant. If such Employee was a non-vested Participant in the Plan as of the date he resumes Employment:

(i)	he will resume participation in the Plan as of the date he resumes Employment, provided he resumes Employment before incurring a Five-Year Break in Service; or

(ii)	he will be treated as a new Employee under Section 3.1 if he resumes Employment after he has incurred a Five-Year Break in Service.

However, notwithstanding the above, if any such Employee is reemployed in a position in which he qualifies as an eligible Employee under the Sonoco Products Company Retirement Plan A for Designated Hourly Employees, the Sonoco Products Company Retirement Plan B for Designated Hourly Employees, or the Sonoco Products Company Retirement Plan C for Designated Hourly Employees, he shall not be treated as an eligible Employee under this Plan during the period of reemployment.

3.3	Leased Employees and Independent Contractors. A leased employee is an individual who has performed services for an Employer on a substantially full-time basis for at least one year, under the primary direction and control of the Employer and pursuant to an agreement between the Employer and a leasing organization. Leased employees will be treated as Employees to the extent required under Code Section 414(n), but will not be eligible to participate in this Plan. If a leased employee becomes an eligible Employee, the Plan will give him credit for eligibility and vesting for the period when he worked as a leased employee, under the rules described in Sections 2.43 and 3.1 applied as if he had been an Employee during that period. However, the Plan will not give such credit if (a) the leased employee was covered by a money purchase plan sponsored by the leasing organization, with 10 percent contributions and immediate participation and vesting, and (b) leased employees constitute no more than 20 percent of the Controlled Group’s non-highly compensated employees. If an individual who has worked for an Employer as an independent contractor becomes a common-law employee, or if a court or administrative agency determines that an individual whom an Employer has designated as an independent contractor is in fact a common-law employee, he will not receive credit for any purpose until the date when an Employer designates him as an eligible Employee under this Plan.

3.4	Transfer to this Plan Document.

(a)	From Coverage Under Another Document. When an Employee transfers to covered status under this Plan document from coverage under a qualified defined benefit Plan document sponsored by the Company, the Committee will credit him with Vesting Service for the period of his Employment before his transfer, on the same basis that he would have received credit if he actually had been covered under this Plan document during that period, except to the extent otherwise provided in the Addendum for his Unit.

(b)	From a Non-covered Group. When an Employee transfers to covered status under this Plan document from any group in which he did not qualify as an eligible Employee under this Plan, the Committee will credit him with Employment for purposes of Eligibility and with Vesting Service for the period before his transfer, on the same basis that he would have received credit if he actually had been covered under this Plan document during that period.

3.5	Acquired Group. When an Employee becomes covered under this Plan document following the Company’s acquisition of his employer, the Committee will credit him with Employment for purposes of Eligibility and with Vesting Service beginning as of his employment date with the acquired employer.

3.6	Transfer from this Plan Document to an Ineligible Position. When an Employee transfers from a position in which he is an eligible Employee under the Plan into a position in which he is not an Eligible Employee under the Plan, he shall not be entitled to Employer Contributions under Section 4.1 with respect to Compensation earned after the date of transfer. However, such Employee will continue to earn Vesting Service for employment with the Controlled Group member under the rules described in Section 2.43. If the Controlled Group member maintains a similar qualified retirement plan under Code Section 401(a) that will accept a transfer of the Participant’s Account balances from this Plan, the Committee may in its sole discretion direct the Trustee to transfer the Participant’s Account balances to the other plan. The Trustee will execute the transfer as soon as practicable after receiving appropriate directions from the Committee.

3.7	Adoption of the Plan By a Controlled Group Member. A Controlled Group member may adopt this Plan document for one or more of its locations, by appropriate action of its board of directors or authorized officer(s) or representative(s), subject to the Committee’s approval. The adopting resolution must delegate authority to the Committee and the Investment Council to administer the Plan and Trust, to enter into investment and funding arrangements selected by the Investment Council, to amend the Plan, and to take such other actions as they consider appropriate.

ARTICLE 4

Contributions

4.1	Employer Contributions.

(a)	Eligibility. A Participant shall be entitled to an Employer Contribution for the Plan Year if the Participant (i) is actively employed by an Employer on the last day of the Plan Year; or (ii) terminates employment before the last day of the Plan Year on account of death or termination of employment after reaching age 55.

(b)	Amount. For each Plan Year, the Employers shall make an Employer Contribution to the Account of each Participant who meets the eligibility requirements described in Subsection 4.1(a) equal to the sum of (i) 4% of eligible Compensation for the Plan Year and (ii) 4% of eligible Compensation for the Plan Year in excess of the Social Security Wage Base.

(c)	Vesting. Employees will vest in Employer Contributions under the Plan in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 5	0%
5 or more	100%

However, notwithstanding the above, an Employee’s Vested Percentage shall be 100% if the Participant is age 55 or older as of his Termination Date.

(d)	Forfeiture. If a Participant’s Vested Percentage is 0 percent upon his Termination Date, the nonvested portion of his Account will be forfeited by the Participant as soon as administratively feasible upon receipt of termination status. Any forfeitures under this Subsection 4.1(d) will be used to defray reasonable administrative costs, to restore previous forfeitures to the Accounts of reemployed Participants under Subsection 4.1(e) below, and/or to reduce future contributions required by the Employer under this Section 4.1, as determined by the Committee in its sole and absolute discretion.

(e)	Reinstatement of Forfeitures. This Subsection 4.1(e) applies only to a Participant who experienced forfeiture under Subsection 4.1(d).

(1)	Before a Five-Year Break. If a terminated Participant incurs a forfeiture under Subsection 4.1(d), and is reemployed by the Company or a Controlled Group member before incurring a Five-Year Break in Service, the portion of the Account forfeited under Subsection 4.1(d) shall be restored when the Participant resumes Employment. (Forfeitures restored under this Subsection 4.1(e)(1) shall be restored without adjustment for earnings.)

(2)	After a Five-Year Break. If a terminated Participant is not reemployed by the Company or a Controlled Group member before incurring a Five-Year Break in Service, amounts forfeited under Subsection 4.1(d) will not be restored to the Participant’s Account under any circumstances.

(f)	Exclusive Benefit of Participants. All Employer Contributions will be irrevocable when made and will not revert to the Employers, except as provided in Subsection 4.1(h) below. All Employer Contributions and attributable earnings will be used for the exclusive benefit of Participants and their Beneficiaries and for paying the reasonable expenses of administering the Plan.

(g)	Payment to the Trustee. Each Employer will transfer its Employer Contributions to the Trustee as soon as practicable after they are made, but no later than the extended due date of the Employer’s federal income tax return for the fiscal year that ends in the Plan Year for which the Contribution is made.

(h)	Return of Employer Contributions. Employer Contributions will be returned to the affected Employer(s) under the following circumstances:

(1)	Mistake of Fact. Employer Contributions made by a mistake of fact will be returned to the affected Employer(s), reduced by the amount of any losses thereon, within one year after the date of payment.

(2)	Nondeductible. All Employer Contributions are conditioned upon their deductibility under Code Section 404 and will be returned to the affected Employer(s), to the extent disallowed and reduced by the amount of any losses thereon, within one year after any such disallowance.

(3)	Plan Qualification. If the Internal Revenue Service initially determines that the Plan does not meet the requirements of Code Section 401, the Plan shall be null and void from the Effective Date, and any contributions shall be returned to all contributing Employers within one year following such determination unless the Company elects, in its sole and absolute discretion, to make the changes to the Plan necessary to receive a determination from the Internal Revenue Service that the requirements of Code Section 401 are met.

4.2	Rollover Contributions. Participants will not be permitted to roll over distributions from other plans or from IRAs into this Plan.

ARTICLE 5

Allocations

5.1	Adjustments to Account Balances.

(a)	Regular Valuation Dates. As of each Valuation Date, the Trustee will determine the Fair Market Value of the Trust Fund and the value of each Participant Account. As soon as practicable after the end of the Plan Year, the Recordkeeper will calculate the Employer Contributions. Thereafter, the Trustee will adjust each Participant’s Account balances to reflect his allocation of Employer Contributions, payments from his Accounts, investment gains or losses, and expenses.

(b)	Recordkeeping Fee. The Recordkeeper will deduct a recordkeeping fee in the amount set forth in the Schedule of Administrative Fees under Addendum B as in effect from time to time, pro rata from each of the Participant’s Account. This deduction shall be taken on a pro rata basis from the Investment Funds in which the Participant’s Account is invested.

(c)	Valuations Binding. In determining the value of the Trust Fund and each individual Account, the Trustee and the Committee will exercise their best judgment and all determinations of value will be binding upon all Participants and their Beneficiaries.

(d)	Statement of Account Balances. As soon as practicable after the end of each calendar quarter, the Committee will provide to each Participant and Beneficiary for whom an Account is maintained a statement showing all allocations to, and distributions from, each of his Accounts, and the current value of each of his Accounts. For any Plan Year, the Committee may provide statements more frequently than quarterly.

(e)	Correction of Mistakes. In the event the Committee discovers that a mistake has been made in an allocation to or distribution from any Participant’s Account balance, or any other mistake that affects an Account balance, it will correct the mistake as soon as practicable. If an overpayment has been made, the Committee will seek cash reimbursement. If an underpayment has been made, the Committee will pay the amount of the underpayment in a single sum. The Committee will treat any other addition to the Account as an expense of the Plan, and will treat any other subtraction from the Account as a forfeiture and will use it to reduce the affected Employer’s Employer Contributions for the same or the next Plan Year. To the extent necessary to correct errors in allocations that result from Contributions, including Contributions that would have been made except for the error, the Committee will permit or require adjustments to the Employer Contributions otherwise described in the Plan, including make-up Employer Contributions, accelerated Employer Contributions, suspensions of Employer Contributions, and similar adjustments. The Committee will correct all other administrative errors in the manner that it considers appropriate under the circumstances. However, if the Committee determines that the burden or expense of seeking recovery of any overpayment or correcting any other mistake (except corrections that are necessary to make a Participant or Beneficiary whole) would be greater than is warranted under the circumstances, it may in its discretion forego recovery or other correction efforts. If a mistake in any communication creates a risk of loss to any Participant or Beneficiary, the Committee will take reasonable steps to mitigate such risk, such as making de minimus variances from Plan provisions (including but not limited to medium and timing of payment), to the extent any such variance would comply with applicable qualification requirements if it were set forth in a written provision of the Plan.

5.2	Investment Elections.

(a)	Investment Funds. From time to time, the Committee will direct the Trustee to maintain one or more Investment Funds for the investment of Accounts, as elected by each Participant. The Committee in its sole discretion may add additional Investment Funds, may delete any Investment Fund or may change the investment strategy or categories of permitted investments of any Investment Fund without prior notice to Participants. The Committee will timely describe the Investment Funds that are available from time to time, in written notices to Participants.

(b)	Liquidity. Each fund may hold cash and other liquid investments in such amounts as the Committee and/or the Trustee consider necessary to meet the Plan’s liquidity requirements and to pay administrative expenses. The percentage of assets held in each Investment Fund in cash or cash equivalents may differ from Fund to Fund and from time to time, as considered appropriate by the Investment Council. The rate of return of each Investment Fund will be a combination of the short term earnings (or losses) on the cash portion of the Fund and the earnings (or losses) of the securities or other investments in which such Fund is primarily invested, determined in accordance with uniform rules established by the Investment Council.

(c)	Participant Elections. The Committee will make the VRU and the Website available for Participants to make their investment elections. The Committee will confirm the elections by Participant PIN numbers.

(1)	Initial Election. As of the date he enters the Plan, the Participant may elect to have the aggregate balances in his Accounts invested among the Investment Funds in whole, 1 percent increments. Notwithstanding the above, 25% of the amount contributed as Employer Contributions shall be invested automatically in the Stable Value Fund (or a similar fund as determined by the Company in its sole discretion) and may not be transferred from such fund into any other Investment Fund.

(2)	Failure to Elect. The Account balances of any Participant who fails to timely complete his election will be invested in the Investment Fund that has the lowest risk of loss.

(3)	Change in Investment Election. As of any Valuation Date, the Participant may elect to change his investment election for the aggregate balances in his existing Accounts and/or for future allocations to his Accounts, in 1 percent increments. Reinvestment elections for existing balances will become effective as of the Valuation Date when made if the Participant completes his investment election no later than the daily time deadline; otherwise the election will become effective as of the next following Valuation Date. The investment elections for future allocations that are made during each payroll period will become effective as of the first Valuation Date in the following payroll period or as soon thereafter as practicable.

Notwithstanding the above, the portion of the Participant’s Account that is invested automatically in the Stable Value Fund sunder Subsection (c)(1) above shall remain invested in the Stable Value Fund until such amounts are distributed from the Plan.

The Recordkeeper or the Committee will establish and publish to Participants from time to time the daily time deadlines by which elections must be completed. The Plan is intended to satisfy the requirements of Section 404(c) of ERISA with respect to Participants’ investment elections. To the extent permitted by law, neither the Company, the Investment Council, the Trustee nor any other fiduciary of the Plan will be liable for any loss resulting from a Participant’s exercise of his right to direct the investment of his Accounts.

(4)	Insider Trading Rules. The Committee will assist Participants who are insiders under Rule 16b-3 of Section 16 of the Securities Exchange Act of 1934, to avoid discretionary transactions that would trigger the short-swing profit recovery rules.

(5)	Transaction Fee. The Committee reserves the right to direct the Trustee and/or Recordkeeper to deduct from affected Accounts a transaction fee, in an amount set forth in the Schedule of Administrative Fees in Addendum B, for processing each investment election.

(d)	Reinvestment of Earnings. Except as otherwise provided in Subsection 5.1(c) above, all dividends, capital gains distributions and other earnings attributable to the Account balances invested in each Investment Fund will be reinvested in that Investment Fund.

(e)	Investment Expenses. All expenses of each Investment Fund will be paid from that fund, to the extent not paid directly by the Employers.

(f)	Special Election Rules. The Committee may permit (1) investments in increments greater than or less than 1 percent, (2) other Investment Funds, (3) other election filing dates, and/or (4) any other variance from these rules as it considers proper, under regulations adopted by the Committee, published to Employees, and uniformly applied.

ARTICLE 6

Post-Employment Distributions

6.1	Payment Events. The Participant or Beneficiary who has a payment event described in this Section may elect to receive or begin receiving payment of his Account balances in a form and amount described in Section 6.2 as of any date on or after the Termination Date, but not later than the Required Beginning Date under Section 6.3.

(a)	Participant’s Termination of Employment. Upon a Participant’s termination of Employment for any reason (including Disability) other than death, such Participant shall be entitled to elect to receive a distribution of the vested balance of his Accounts at a time, and in a form, specified in Section 6.2 below.

(b)	Participant’s Death. If the Participant dies before the complete distribution of the vested balance of his Accounts, the Beneficiary designated by the Participant shall be entitled to receive the remaining portion of the vested balance of the Participant’s Accounts at a time, and in a form, specified in Section 6.2.

6.2	Amount, Form and Timing of Payment. Each payment of a Participant’s Account balances will be subject to the following rules and any other rules adopted by the Committee from time to time and uniformly applied:

(a)	Application for Payment. The Participant or Beneficiary must apply for a payment via the VRU or via the Website and may elect either income tax withholding or a direct rollover. The Committee will direct the Trustee or other payor to issue the payment as soon as practicable after the election is made.

(b)	Time of Payment. Except as otherwise provided in Subsection 6.2(d), distribution to a Participant may commence as of the earliest practicable Valuation Date following the Participant’s Termination Date, or any later Valuation Date, as elected by the Participant. In no event, however, may a Participant delay distribution beyond his Required Beginning Date, as determined under Section 6.3.

In addition, except as otherwise provided in Subsection 6.2(d), distribution to a Beneficiary may commence as of the earliest practicable Valuation Date following the Participant’s death, or any later Valuation Date, as elected by the Beneficiary. In no event, however, may a Beneficiary delay payment beyond the Beneficiary’s Required Beginning Date, as determined under Subsection 6.3(c) or 6.3(d).

(c)	Amount and Forms of Payment. Except as otherwise provided in Subsection 6.2(d) below, a Participant or Beneficiary who is entitled to a distribution under this Article 6 may elect to receive payment in one of the following forms:

(1)	Lump sum payment in the amount of his aggregate vested Account balances as of the date on which the payment is made;

(2)	Partial Withdrawal to be elected on an as-needed basis, not more frequently than quarterly, in amounts of at least $1,000. Elections are not required for each quarter. The final installment may be less than $1,000 but not less than the aggregate Account balances;

(3)	Up to five substantially equal annual installments, each to be in an amount equal to the aggregate vested Account balances as of the payment date, divided by the remaining number of payments;

(4)	An annual distribution equal to a percentage of the Account balances as specified by the Participant, the amount of which must equal at least $1,000; or

(5)	Quarterly installment payments equal to a dollar amount as specified by the Participant, which amount may be no less than $1,000.

The Participant or Beneficiary who initially elects installment payments may elect to receive a lump sum payment of the remaining Account balances at any time. In addition, if the Participant was receiving installment payments, but then died before receiving a complete distribution of his vested Accounts, the Beneficiary may either continue those installment payments or elect any other form of payment available under this Subsection 6.2(c).

(d)	Automatic Cash-Out. Notwithstanding any other provision in this Article 6, if the vested balance of the Participant’s Accounts does not exceed $5,000 as of the Valuation Date coinciding with or next following a Participant’s Termination Date or death (as applicable), the Committee will automatically make a cash, lump sum payment to such Participant (or Beneficiary) as soon as practicable following such Termination Date or date of death.

(e)	Medium of Payment. The Participant or Beneficiary shall receive his Account balances entirely in cash.

(f)	Distribution Fee. The Recordkeeper will deduct from the amount of each lump sum payment, or from the first installment payment if that option is elected, a processing fee in the amount set forth in the Schedule of Administrative Fees under Addendum B as in effect from time to time. The Recordkeeper will reflect the deduction on the statement that it issues with the payment.

(g)	Order of Payment from Accounts. The Recordkeeper will deduct installment payments pro rata from the Participant’s Accounts and from the Investment Funds in which his Accounts are invested.

(h)	Investment Elections During Installment Period. The Participant or Beneficiary will be permitted to make investment elections during the installment period on the same basis as active Participants.

6.3	Required Distribution Rules.

(a)	General Rule. Unless the Participant or Beneficiary elects later payment, the Committee will distribute each Participant’s aggregate Account balances no later than the 60th day after the end of the Plan Year in which the latest of the following events occurs: (1) the Participant reaches age 65; (2) the tenth anniversary of the date the Participant began participating in the Plan; or (3) the Participant’s Termination Date. The failure of a Participant to consent to a distribution is deemed to be an election to defer commencement of payment for purposes of the preceding sentence.

(b)

Participant’s Required Beginning Date. An inactive Participant must begin taking a distribution from his Account no later than the last day of the calendar year in which he reaches age 70 1/2. If a distribution is required under this Section 6.3(b), the minimum amount that must be distributed in each calendar year shall be determined under Code Section 401(a)(9), including Treasury Regulation Section 1.401(a)(9)-5.

(c)

Participant’s Death Before Required Beginning Date. If the Participant dies with an Account balance and before his Required Beginning Date under Subsection (b), the Committee will ignore any payment made before the Required Beginning Date for purposes of the Beneficiary’s Required Beginning Date, (i.e., the Committee will treat the Beneficiary as if the Participant had died before payments began, even if the Participant had received his first required minimum distribution before his death). If the Beneficiary is the surviving Spouse, the Committee will begin payments to the Spouse no later than the last day of the calendar year in which the deceased Participant would have reached age 70 1/2, and will calculate each required minimum distribution on the basis of the Spouse’s life expectancy as recalculated each year.

If the Beneficiary is not the Spouse, the Committee will begin payments no later than the last day of the calendar year following the year in which the Participant died and will calculate each required minimum distribution on the basis of the Beneficiary’s life expectancy as recalculated each year. If the Committee does not begin payments by such date, the Committee will pay the entire balance no later than the end of the calendar year that coincides with the fifth anniversary of the Participant’s death.

(d)	Participant’s Death After Required Beginning Date. If the Participant dies after his Required Beginning Date, the Committee will pay out his remaining Account balances in an annual amount at least as great as the Participant received each year between his Required Beginning Date and his date of death, regardless of the identity of his Beneficiary(s).

(e)	Compliance with Code Section 401(a)(9). The intent of this Section is that the distribution date for each Participant and Beneficiary will be within the limitations permitted under Code Section 401(a)(9) and applicable regulations thereunder that were published in the Federal Register on April 17, 2002. If there is any discrepancy between this Section and the Code Sections, the Code Sections will prevail.

6.4	Designation of and Payment to Beneficiaries.

(a)	Procedure. Each Participant, with the written consent of his Spouse (if any), may designate one or more Beneficiary(s) to receive any balance in his Accounts that may be payable upon his death. The Participant may change his designation from time to time by filing the proper form with the Committee, and each change will revoke all his prior designations. To be effective, each designation or revocation must be made in writing on a form provided by the Committee and must be signed and filed with the Committee before the Participant’s death. The Participant may name one or more primary Beneficiaries and one or more contingent Beneficiaries. If he names more than one Beneficiary, he must designate the percentage payable to each. If, upon the Participant’s death, his Spouse has not consented to his Beneficiary designation or if no designated Beneficiary survives him, the Committee will direct the payment of his benefits to his surviving Spouse, if any, or if none then to the Participant’s estate.

(c)

Waiver of Spouse’s Rights. Each married Participant may elect to have all or any part of his Account balances that would otherwise be payable to his surviving Spouse in the event of his death, payable instead to one or more Beneficiary(s) designated under Subsection (a). Each election must be in writing and (1) must be signed by the Participant and his Spouse; (2) the Spouse’s consent must acknowledge the effect of the election and that he/she cannot later revoke the waiver; (3) the Spouse’s consent must either specifically approve each named Beneficiary and the elected form of payment, or must permit the Participant to name any Beneficiary and elect any form of payment; and (4) the Spouse’s consent must be witnessed by a notary public. Spousal consent will not be required if the Participant provides the Committee with a decree of abandonment or legal separation, or with satisfactory evidence that he cannot obtain consent because he has been unable to locate his Spouse after reasonable effort. If the Spouse is legally incompetent, the Spouse’s court-appointed guardian may give consent, even if the guardian is the Participant.

(c)	Payment to Minor or Incompetent Beneficiaries. In the event the deceased Participant’s Beneficiary is a minor, is legally incompetent, or cannot be located after reasonable effort, the Committee will make payment to the court-appointed guardian or representative of such Beneficiary, or to a trust established for the benefit of such Beneficiary, as applicable.

(d)	Judicial Determination. In the event the Committee for any reason considers it improper to direct any payment as specified in this Section, it may have a court of applicable jurisdiction determine to whom payments should be made.

6.5	Payment to the Participant’s Representative. If the Participant is incompetent to handle his affairs at any time while he is eligible to receive a payment from the Plan, or cannot be located after reasonable effort, the Committee will make payment to his court-appointed personal representative, or if none is appointed the Committee may in its discretion make payment to his next-of-kin for the benefit of the Participant. The Committee may request a court of competent jurisdiction to determine the payee.

6.6

Unclaimed Benefits. In the event the Committee cannot locate, with reasonable effort and after a period of five years, any person entitled to receive the Participant’s Account balances, his balances will be forfeited but will be reinstated, as required under Treasury Regulations Section 1.401(a)-14(d) or any other applicable law, in the event a valid claim for benefits is subsequently made. Each Participant and each designated Beneficiary must file with the Recordkeeper from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Recordkeeper, or, in the case of a Participant, if no address is filed with the Recordkeeper, then at his last post office address as shown on the Company’s records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Company, the Committee, or the Trustee will be required to search for or locate a Participant or designated Beneficiary.

ARTICLE 7

Limitations on Contributions

7.1	Code Section 415 Limitation. In no event will the Maximum Annual Addition for any Participant exceed the Code Section 415 Limit described in this Section.

(a)	Applicable Definitions. For purposes of this Section, the following terms will have the meanings set forth below.

(1)	Annual Addition means the aggregate amount of Employer Contributions and Forfeitures allocated to each Participant under the Plan for the Limitation Year and employer contributions, employee contributions, and forfeitures allocated to each Participant’s account under any other qualified defined contribution plan maintained by the Employer or a Controlled Group member for the Limitation Year.

(2)	Controlled Group means, for purposes of this Section, all controlled group members that have at least 50 percent common ownership, within the meaning of Code Sections 414(b) and 415(h), which will be considered to be a single employer.

(3)	Excess Annual Addition means any allocation of Contributions that exceeds the Participant’s Maximum Annual Addition for the Plan Year.

(4)	Limitation Year means the Plan Year.

(5)	Maximum Annual Addition means an amount that does not exceed the lesser of (A) $40,000 as indexed under Code Section 415, or (B) 100% of his Compensation for the Limitation Year.

(b)	Excess Annual Additions. If in any Plan Year a Participant’s Annual Additions exceed the limitation determined under Subsection (a)(6), such excess shall not be allocated to the Participant’s accounts under any defined contribution plan. Instead, the excess shall be handled in the following manner and order until it is eliminated:

(1)	The Participant’s unmatched employee contributions under any other defined contribution plan, or any part thereof, shall be refunded to the Participant;

(2)	The Participant’s matched employee contributions under any other defined contribution plan, or any part thereof, shall be refunded to the Participant;

(3)	The employer matching contributions allocated to the Participant under any other defined contribution plan, or any part thereof, shall be placed in a suspense account; and

(4)	The Employer Contributions allocated to the Participant under this Plan, or any part thereof, shall be placed in a suspense account.

The amount held in a suspense account under Subsection (b)(3) or (b)(4) shall be used to reduce contributions by the Employer of the affected Participant for the next Plan Year. Any such suspense account shall share in the gains and losses of the Trust Fund on the same basis as other accounts.

(c)	Combining of Plans. For purposes of applying the limitations described in this Section, all defined contribution plans maintained by Controlled Group members will be treated as a single defined contribution plan.

7.2	Top Heavy Rules.

(a)	Top-Heavy Determination. The top-heavy provisions of this Section 7.2 shall be applied as follows.

(1)	Single Plan Determination. Except as provided in Subsection (a)(2)(B) below, if as of the Applicable Determination Date the aggregate of the Account balances of Key Employees under the Plan exceeds 60 percent of the aggregate amount of the Account balances of all Employees (other than former Key Employees) under the Plan, the Plan will be top-heavy, and the provisions of this Section 7.2 shall become applicable. For the purposes of this Section 7.2—

(A)	Account balances shall include the aggregate amount of any distributions made with respect to the Employee during the one-year period ending on the Applicable Determination Date and any contribution due but unpaid as of said Applicable Determination Date; and

(B)	the Account balance of any individual who has not performed services for the Company or Controlled Group members at any time during the five-year period (or one-year period for Plan Years beginning after December 31, 2001) ending on the Applicable Determination Date shall not be taken into account.

The determination of the foregoing ratio, including the extent to which distributions, rollovers, and transfers shall be taken into account, shall be made in accordance with Code section 416 and the regulations thereunder which are incorporated herein by this reference.

(2)	Aggregation Group Determination.

(A)	If as of the Applicable Determination Date, the Plan is a member of a Required Aggregation Group which is top-heavy, the provisions of this Section 7.2 shall become applicable. For purposes of this Subsection (a)(2), an Aggregation Group shall be top-heavy, as of the Applicable Determination Date, if the sum of—

(i)	the aggregate of account balances of Key Employees under all defined contribution plans in such group, and

(ii)	the present value of accrued benefits for Key Employees under all defined benefit plans in such group exceeds 60 percent of the same amounts determined for all Employees (other than former Key Employees) under all plans included within the Aggregation Group. Account balances and accrued benefits shall be adjusted for any distribution made in the five-year period (or one-year period for distributions made on account of separation from service, death, or Disability) ending on the Applicable Determination Date and any contribution due but unpaid as of the Applicable Determination Date. The account balance of any individual who has not performed services for the Company or the Controlled Group members at any time during the one-year period ending on the Applicable Determination Date shall not be taken into account. The determination of the foregoing ratio, including the extent to which distributions (including distributions from terminated plans), rollovers, and transfers are taken into account, shall be made in accordance with Code section 416.

(B)	If the Plan is top-heavy under Subsection (a)(2)(A) above, but the Aggregation Group is not top-heavy, this Section 7.2 shall not be applicable.

(3)	The Committee. The Committee shall have responsibility to make all calculations to determine whether the Plan is top-heavy.

(b)	Definitions. For purposes of this Section 7.2, the following definitions apply:

(1)	Aggregation Group means a required aggregation group or a permissive aggregation group as follows.

(A)	Required Aggregation Group. All plans maintained by the Company and Controlled Group members in which a Key Employee participates shall be aggregated to determine whether or not the plans, as a group, are top-heavy. Each other plan of the Company and the Controlled Group members which enables this Plan to meet the requirements of Code Section 401(a) or Section 410 shall also be aggregated.

(B)	Permissive Aggregation Group. One or more plans maintained by the Company and the Controlled Group members which are not required to be aggregated may be aggregated with each other or with plans under Subsection (b)(1)(A) if such group would continue to meet the requirements of Code Sections 401(a)(4) and 410 with such plan(s) being taken into account.

(2)	Applicable Determination Date shall mean, with respect to the Plan, the Determination Date for the Plan Year of reference and, with respect to any other plan, the Determination Date for any plan year of such plan which falls within such calendar year as the Applicable Determination Date of the Plan.

(3)	Determination Date shall mean, with respect to the initial plan year of a plan, the last day of such plan year and, with respect to any other plan year of a plan, the last day of the preceding plan year of such plan.

(4)	Key Employee shall mean a Participant or Beneficiary of such Participant if such Participant, for the Plan Year containing the Determination Date is—

(A)	an officer of the Company or a Controlled Group member who has annual Compensation greater than $130,000 (as indexed from time to time in accordance with Code section 416(i));

(B)	a 5-percent owner of the Company or a Controlled Group member; or

(C)	a 1-percent owner of the Company or a Controlled Group member having annual Compensation of more than $150,000.

Ownership shall be determined in accordance with Code section 416(i)(1)(B) and (C). Any Employee who is not a Key Employee shall be a “non-key Employee” for purposes of applying this Section 7.2.

(5)	Compensation means, for all purposes under this Section 7.2, an Employee’s wages, tips, and other compensation for a Plan Year which are required to be reported on a Federal Wage and Tax Statement (Form W-2), plus amounts contributed on an Employee’s behalf by the Company or a Controlled Group member under a plan maintained pursuant to Code Section 125, 401(k), or 132(f)(4). In no event shall an Employee’s Compensation under this Section 7.2 exceed the limit described in Section 2.10(c).

(c)	Vesting Requirements. If the Plan is determined to be top-heavy with respect to a Plan Year, then a Participant’s interest in his Account shall vest in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5 or more	100%

If in a subsequent Plan Year, the Plan is no longer top-heavy, the vesting provisions that were in effect prior to the time the Plan became top-heavy shall be reinstated. However, the Participant’s Vested Percentage following such reinstatement (with respect to the Participant’s Account both before and after the reinstatement) shall not be reduced below the Participant’s Vested Percentage immediately before such reinstatement.

Additionally, any Participant who has at least three years of Vesting Service prior to the end of the 60-day election period described below shall have the option of remaining under the vesting schedule in effect while the Plan was top-heavy. A Participant may elect this option within the 60-day period beginning on the date the Participant receives notice that the vesting schedule under this Subsection (c) no longer applies.

(d)	Minimum Contribution. For each Plan Year with respect to which the Plan is top-heavy, the minimum amount contributed by the Company under the Plan, when added to amounts contributed by the Company and all other Controlled Group members under all other defined contribution plans, for the benefit of each Participant who is not a Key Employee and who is otherwise eligible for such a contribution shall be the lesser of—

(1)	3 percent of the non-key Participant’s Compensation for the Plan Year, or

(2)	the non-key Participant’s Compensation times a percentage equal to the largest percentage of such Compensation allocated under such plans with respect to any Key Employee for the Plan Year.

Matching contributions shall be taken into account in determining whether the Plan has satisfied the minimum contribution requirements under this Subsection (d). Matching contributions that are used to satisfy the requirements of this Subsection (d) shall be treated as matching contributions for purposes of meeting the nondiscrimination requirements under Code Section 401(a)(4).

This minimum contribution is determined without regard to any Social Security contribution. This minimum contribution shall be made on behalf of each non-key Employee who has not separated from service before the end of the Plan Year, without regard to whether the non-key Employee declines to make any mandatory contributions that may be required by the Plan. Contributions attributable to a salary reduction or similar arrangement shall be taken into account only with respect to contributions made on behalf of Key Employees. The minimum contribution provisions stated above shall not apply to any Participant who was not employed by the Company or a Controlled Group member on the last day of the Plan Year.

This Subsection (d) shall not apply to a Participant covered under a qualified defined benefit plan or a qualified defined contribution plan maintained by the Company or a Controlled Group member if the Participant’s vested benefit thereunder satisfies the requirements of Code Section 416(c).

ARTICLE 8

Amendment, Termination, Merger

8.1	Amendment.

(a)	Procedure. The Company will have the right to amend the Plan from time to time by action of the Committee or the Board, as provided in this Subsection 8.1(a). The Committee will determine that an amendment is appropriate, and will determine whether the amendment may significantly alter the Plan’s contribution requirements or expense provisions. The Committee or its agent will draft the amendment. Each amendment must be approved and executed by a majority of the Committee members then in office. If the amendment may significantly alter the Plan’s contribution requirements or expense provisions, the Board of Directors must approve it by resolution and a duly authorized officer of the Company must execute it. Within 30 days after the adoption of each amendment, the Committee will provide a copy to each Employer.

(b)	Prohibited Amendments. The Company will not adopt any amendment that would have the effect of any of the following:

(1)	Exclusive Benefit. No amendment will permit any part of the Trust Fund to be used for purposes other than the exclusive benefit of Participants and Beneficiaries, or to defray the reasonable expenses of Plan administration.

(2)	Non-reversion. No amendment will revert to any Employer any portion of the Trust Fund.

(3)	No Cutback. No amendment will eliminate or reduce any Participant’s vested Account balance accrued before the amendment, and no amendment will eliminate an optional form of benefit with respect to a participant who has already made his election, except as otherwise permitted by law.

(c)	Limited to Active Participants. Except as specifically stated in the amendment, no amendment that improves benefits will apply to any Employee whose Termination Date occurred before the effective date of the amendment.

(d)	Administrative Changes Without Plan Amendment. The Committee reserves authority to make administrative changes to this Plan document that do not alter the minimum qualification requirements, without formal amendment to the Plan. The Committee may effect such changes by substituting pages in the Plan document with corrected pages. Administrative changes include, but are not limited to, (1) changes in the Recordkeeping fees for maintaining Accounts and processing distributions under Addendum B; (2) corrections of typographical errors and similar errors; (3) conforming provisions for administrative procedures to actual practice and changes in practice; and (4) deleting or correcting language that fails to accurately reflect the intended provisions of the Plan. The Committee will timely notify affected Participants of such changes.

8.2	Termination of the Plan.

(a)	Right to Terminate. The Company expects this Plan to be continued indefinitely but necessarily reserves the right to terminate the Plan and all contributions at any time, and to terminate the participation of any Employer at any time, subject to approval by the Board. Each Employer reserves the right to terminate its participation in the Plan at any time by appropriate action of its board of directors. Participants will cease active participation in the Plan on the first to occur of the following:

(1)	the date on which that Employer ceases to be an Employer by appropriate action taken by the Company or by such Employer; or

(2)	the dissolution, merger, consolidation, reorganization or sale of that Employer, or the sale of all or substantially all of the assets of an Employer, except that, subject to the provisions of Section 8.3, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer’s assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.

(b)	Full Vesting. In the event of termination, partial termination or a complete discontinuance of contributions that is determined to be a termination of the entire Plan, the non-vested balance in each affected Participant’s affected Accounts, to the extent funded, will become fully vested as of the date of termination or partial termination. For purposes of accelerated vesting, affected Participants will include only those who are in active Employment as of the Plan termination date. All non-vested Participants who terminated Employment before the Plan termination date will be considered to have received constructive cash-outs of their entire Account balances under Section 6.2(e).

(c)	Provision for Benefits Upon Plan Termination. In the event of termination, the Company may either:

(1)	Maintain the Trust. The Committee may continue the Trust for so long as it considers advisable and so long as permitted by law, either through the existing trust agreement(s), or through successor funding media; or

(2)	Terminate the Trust. The Committee may terminate the Trust, pay all expenses, and direct the payment of the benefits, either in the form of lump-sum distributions, installment payments, annuity contracts, transfer to another qualified plan, or any other form selected by the Committee, to the extent not prohibited by law.

8.3	Plan Merger, Transfer of Plan Assets and Liabilities, Acceptance of Transfers. The Company in its discretion may direct the Trustee to transfer all or a portion of the assets of this Plan to another defined contribution plan of the Employers that is qualified under Section 401(a) of the Code or, in the event of the sale of stock of an Employer of all or a portion of the assets of an Employer, to a qualified plan of an employer that is not an Employer. The Committee by written resolution may permit the Plan to accept a transfer of assets and liabilities to this Plan from another defined contribution plan that is qualified under Section 401(a) of the Code, may direct the Trustee accordingly, and may adopt such amendment or Addendum to the Plan as the Committee considers necessary to reflect the terms of such transfer, including provision for any protected rights that may not be eliminated by reason of such transfer under Section 411(d)(6) of the Code. In the case of any merger or consolidation with, or transfer of assets and liabilities to or from any other plan, provisions shall be made so that each affected Participant in the Plan on the date thereof would receive a benefit immediately after the merger, consolidation or transfer, if the Plan then terminated, which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

8.4	Distribution on Termination and Partial Termination. Upon termination or partial termination of the Plan, all benefits under the Plan will continue to be paid in accordance with Section 6, as that section may be amended from time to time, and in accordance with applicable IRS regulations.

8.5	Notice of Amendment, Termination or Partial Termination. Affected Participants will be notified of an amendment, termination or partial termination of the Plan as required by law.

ARTICLE 9

Administration

9.1	Delegation of Authority. The Company is the Plan Sponsor and the agent for service of legal process. In exercising its authority to control and manage the operation and administration of the Plan, the Company may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time. The Company has delegated its administrative authority to the Committee.

9.2	Allocation of Fiduciary Responsibilities. The Plan fiduciaries will have the powers and duties described below, and may delegate their duties to the extent permitted under ERISA Section 402. Notwithstanding any other provision of the Plan, the Plan’s fiduciaries will discharge their duties hereunder for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan; and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(a)	The Board. The Board members’ status as Plan fiduciaries, and their fiduciary duties, will be limited to (1) the adoption of a resolution that Employees holding certain job titles will serve as Committee members and (2) the adoption of a resolution that Employees holding certain job titles will serve as Investment Council members. To the extent provided in the Board resolution, an Employee can serve both as a member of the Committee and as a member of the Investment Council.

(b)

The Company and the Employers. The Company’s and each Employer’s status as a Plan fiduciary, and its fiduciary duties, will be limited to (1) making contributions to the Plan in the amounts determined by the Committee and (2) executing documents by which the Plan is governed. The Company reserves the right to terminate the Plan, subject to Board approval. Officers of the Company will act on its behalf as specified in the Company’s by-laws, and officers of each Employer will act on its behalf as specified in the Employer’s by-laws.

(c)	The Committee. The Committee will serve as Plan Administrator, as that term is defined in Section 414(g) of the Code.

(1)	Appointment and Termination of Office. The Committee will consist of not less than 3 nor more than 7 individuals who, by authority of the Board resolution described in Subsection (a), will serve as such by virtue of their job titles. A Committee member will lose his status as such when he ceases to hold a job title by virtue of which he is a Committee member. A member may resign at any time by written resignation from his job title, submitted to the Company and to the Committee. The successor to such job title will also be the successor Committee member.

(2)	Organization of Committee. The Committee will elect a Chairman from among its members, and will appoint a Secretary who may or may not be a Committee member. The Committee may appoint agents who may or may not be Committee members, as it considers necessary for the effective performance of its duties, and may delegate to the agents administrative powers and duties as it considers expedient or appropriate. The Committee will fix the compensation of the agents. Employee Committee members will serve as such without additional compensation.

(3)	Committee Meetings. The Committee will hold meetings at least annually. A majority of the members then in office will constitute a quorum. Each action of the Committee will be taken by a majority vote of all members then in office. The Committee will establish procedures for taking written votes without a meeting.

(4)	Powers and Duties. The Committee will have primary responsibility for administering the Plan, except for the investment-related duties reserved by the Investment Council under Subsection (d). The Committee and the Company employees and other agents to whom it delegates non-discretionary duties will have all powers necessary to enable it to properly perform its duties, including, but not limited to, the following powers and duties:

(A)	Plan Amendments and Rules. The Committee will be responsible for amending the Plan (subject to the Board’s approval to the extent specified in Subsection (a) above), and for adopting rules of procedure and regulations necessary for the performance of its duties under the Plan.

(B)	Construction. The Committee will have the power to construe the Plan, to enforce the Plan in accordance with its terms and with such applicable rules and regulations it may adopt, and to decide all questions arising under the Plan.

(C)	Individual Accounts. The committee or its agent will maintain individual Accounts for each Participant, and will allocate Employer contributions, expenses and investment earnings/losses to the proper Accounts.

(D)	Rights to Benefits. The Committee will have discretionary authority to (1) determine the eligibility of any individual to participate in the Plan, (2) determine the eligibility of any Participant or Beneficiary to receive benefits under the Plan, (3) determine the amount of benefits to which any Participant or Beneficiary may be entitled under the Plan, and (4) enforce the claims procedure described in Section 9.5. Benefits under this Plan will be paid only if the Committee decides in its discretion that a Participant or Beneficiary is entitled to them.

(E)	Employee Data. The Committee will request from the Company and the Employers complete information regarding the Compensation and Employment of each Participant and other facts as it considers necessary from time to time, and will treat Company and Employer records as conclusive with respect to such information. The Committee will maintain records showing the fiscal operations of the Plan.

(F)	Payments. The Committee will direct the payment of Account balances from the Trust, (or may appoint a disbursing agent), and will specify the payee, the amount and the conditions of each payment.

(G)	Disclosure. The Committee will prepare and distribute to the Employees plan summaries, notices and other information about the Plan in such manner as it deems proper and in compliance with applicable laws.

(H)	Application Forms. To the extent that elections and applications are not executed via the VRU or the Website, the Recordkeeper or the Committee will provide forms for use by Participants in making investment elections and applying for benefits.

(I)	Agents. The Committee may delegate any of its administrative duties to Company employees and other agents, and may retain legal counsel, accountants, actuaries, consultants and such other agents as it considers necessary to properly administer the Plan.

(J)	Financial Statements. The Committee will periodically prepare reports of the Plan’s operation, showing its assets and liabilities in reasonable detail, and will submit a copy of each report to the Board and cause a copy to be maintained in the office of the secretary of the Committee.

(K)	Reporting. The Committee will cause to be filed all reports required under ERISA and the Code.

(d)	The Investment Council. The Investment Council will have primary responsibility for the investment of Plan assets.

(1)	Appointment and Termination of Office. The Investment Council will consist of not less than 3 nor more than 7 individuals, none of whom will be a Trustee and who, by authority of the Board resolution described in Subsection (a), will serve as such by virtue of their job titles. An Investment Council member will lose his status as such when he ceases to hold a job title by virtue of which he is an Investment Council member. A member may resign at any time by written resignation from his job title, submitted to the Company and to the Investment Council. The successor to such job title will also be the successor Investment Council member.

(2)	Organization of Investment Council. The Investment Council will elect a Chairman from among its members, and will appoint a Secretary who may or may not be an Investment Council member. The Investment Council may appoint agents who may or may not be Investment Council members, as it considers necessary for the effective performance of its duties, and may delegate to the agents nondiscriminatory powers and duties as it considers expedient or appropriate. The Investment Council will fix the compensation of the agents. Employee Investment Council members will serve as such without additional compensation.

(3)	Investment Council Meetings. The Investment Council will hold meetings at least annually. A majority of the members then in office will constitute a quorum. Each action of the Investment Council will be taken by a majority vote of all members then in office. The Investment Council may establish procedures for taking written votes without a meeting.

(4)	Powers and Duties. The Investment Council will have primary responsibility for investment of Plan assets, and all powers necessary to enable it to properly perform its duties, including but not limited to the following powers and duties:

(A)	Appointment of Trustee. The Investment Council will select and appoint the Trustee, and may remove and replace the Trustee from time to time as it considers appropriate. The Investment Council will determine the portion of Plan assets to be invested by the Trustee instead of the investment manager(s).

(B)	Appoint of Investment Managers. The Investment Council may select and appoint one or more investment managers, as defined in Section 3(38) of ERISA, from time to time, and may remove any investment manager at any time. The Investment Council will determine the portion of Plan assets to be invested be each investment manager. To the extent it considers appropriate, the Investment Council will direct the investment manager(s) regarding the allocation of assets among investment categories and the maintenance of asset balancing.

(C)	Investment Policy. The Investment Council will maintain and execute written investment objectives and guidelines.

(D)	Investment Funds. To the extent it does not delegate such authority to the Trustee and/or the investment manger(s), the Investment Council will determine the Investment Funds that will be available for the investment of Account balances. The Investment Council may direct transfers of Plan assets between the Trustee and/or the investment managers accordingly.

(E)	Investment Performance. The Investment Council will establish written procedures for reviewing and evaluating investment performance of the various Investment Funds, and will regularly review and evaluate the performance of the investment manager(s) and the Investment Funds.

(F)	Records. The Investment Council will maintain records of investments and will keep in convenient form the investment data required for communicating with Participants and for government reports.

(G)	Agents. The Investment Council may delegate any of its non-discretionary duties to Company employees and other agents, and may retain legal counsel, accountants, actuaries, consultants and such other agents as it considers necessary to properly administer the Plan.

(e)	The Trustee(s).

(1)	Appointment and Termination. The Investment Council will appoint one or more Trustees who will have the duties and responsibilities described in the trust agreement executed by the Company and each Trustee. The trust agreement will be an integral part of this Plan.

(2)	Powers and Duties. Each Trustee will have all powers necessary to enable it to properly perform its duties, including but not limited to the following powers and duties:

(A)	The Trustee(s) will hold legal title to Plan assets.

(B)	The Trustee(s) will pay expenses and benefits as directed by the Committee, and will pay investment expenses as directed by the Investment Council.

(C)	The Trustee(s) will perform any investment functions directed by the Investment Council and/or the investment manager(s).

(D)	Each Trustee will exercise any discretionary investment authority expressly delegated to it by the Investment Council.

(E)	The Trustee(s) will perform all other duties inherent in administering the trust, as described in the trust agreement.

9.3	Expenses. The Committee will determine, in its sole discretion, whether the expenses incurred in administering the Plan and Trust will be paid by the Company or by the Trustee from the Trust Fund. Plan expenses include, but are not limited to, fees and charges of attorneys, accountants, consultants, investment managers, and the Trustee, and the salary and related costs of any person who provides administrative services to the Plan. The Trustee will pay from the Trust Fund the expenses incurred in connection with the investment of Plan assets and/or administration of the Plan. The Committee may direct the Trustee to reimburse the Employers for expenses they have paid directly on behalf of the Plan. No Employee will receive any additional Compensation for services performed in connection with the Plan.

9.4	Indemnification. The Company will indemnify and hold harmless the Committee and the Investment Council and each member and each Employee to whom the Committee and the Investment Council has delegated responsibility under this Article, from all joint and several liability for their acts and omissions and for the acts and omissions of their duly appointed agents in the administration of the Plan, except for their own breach of fiduciary duty and willful misconduct.

9.5	Claims Procedure. The individual(s), committee, corporation or other entity that the Committee designates from time to time as being responsible for claims administration will be identified in the Summary Plan Description by entity, address and telephone number.

(a)	Application for Benefits. Each Participant or Beneficiary must submit a written application for payment with such documentation as the claims administrator considers necessary to process the claim.

(b)	Decision on Claim. Within 90 days after receipt of a claim and all necessary information, the claims administrator will issue a written decision. If the claim is denied in whole or in part, the notice will set forth (1) specific reasons for the denial and references to Plan provisions upon which the denial is based; (2) a description of any additional information necessary to process the claim and an explanation of why this material is necessary; (3) an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 60 days after notice has been received, a written request for review; and (4) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse decision upon review. If special circumstances require an extension of time, the claims administrator will furnish the claimant, before the end of the initial 90-day period, written notice of the extension that includes an explanation why it is necessary and the date by which the benefit determination is expected (which may not be more than 90 days after the end of the initial 90-day period).

(c)

Appeal. If the claimant files a written request for a review of a denied claim within the 60-day period described above, the claimant or his authorized representative may request, free of charge, reasonable access to all documents that are reasonably pertinent to his case, but may not inspect confidential information concerning any other person. In addition, within the 60-day period described above, the claimant or his authorized representative may also submit written comments, documents, records, and other information relevant to his claim. The review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim without regard to whether such material was submitted or considered as part of the initial determination. The decision of the Committee upon review shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review. However, if the Committee determines that special circumstances require an extension of time, this period may be extended up to an additional 60 days. Written notice of the extension shall be furnished to the claimant prior to termination of the initial 60-day period, and it shall indicate the special circumstances requiring an extension of time and the date by which the decision on review is expected.

ARTICLE 10

Miscellaneous

10.1	Headings. The headings and subheadings in this Plan have been inserted for convenient reference, and to the extent any heading or subheading conflicts with the text, the text will govern.

10.2	Construction. The Plan will be construed in accordance with the laws of the State of South Carolina, except to the extent such laws are preempted by ERISA and the Code.

10.3	Qualification for Continued Tax-Exempt Status. Notwithstanding any other provision of the Plan, the amendment and restatement of the Plan is adopted on the condition that it will be approved by the Internal Revenue Service as meeting the requirements of the Code and ERISA for tax-exempt status, and in the event continued qualification is denied and cannot be obtained by revisions satisfactory to the Committee, this amendment and restatement will be null and void.

10.4	Non-alienation. No benefits payable under the Plan will be subject to the claim or legal process of any creditor of any Participant or Beneficiary, and no Participant or Beneficiary will alienate, transfer, anticipate or assign any benefits under the Plan, except that distributions will be made pursuant to (a) qualified domestic relations orders issued in accordance with Code Section 414(p); (b) judgments and levies resulting from federal tax assessments; (c) agreements between a Participant or Beneficiary and an Employer under Treasury Regulations 1.401(a)-(13)(e) for the use of all or part of his benefits under the Plan to repay his indebtedness to the Employer, which amount of benefits will be paid in a lump sum as soon as practicable after the agreement is executed and will be subject to the withholding requirements set forth in Section 10.8; and (d) as otherwise required by law. The Committee will offset the Account balances of any Participant or Beneficiary if required under a judgment of conviction for a crime involving the Plan, or under a civil judgment or a consent order, or settlement agreement with a governmental agency, in an action brought in connection with a violation of fiduciary duty under the Plan.

10.5	No Employment Rights. Participation in the Plan will not give any Employee the right to be retained in the employ of any Employer, or upon termination any right or interest in the Plan except as provided in the Plan.

10.6	No Enlargement of Rights. No person will have any right to or interest in any portion of the Plan except as specifically provided in the Plan.

10.7	Direct Rollover.

(a)	General Rule. Notwithstanding any provision of the Plan to the contrary, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)	Definitions.

(1)	“Eligible rollover distribution” means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include—

(A)	any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more;

(B)	any distribution to the extent such distribution is required under Code Section 401(a)(9);

(C)	the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);

(2)	“Eligible retirement plan” means an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee‘s eligible rollover distribution. “Eligible retirement plan” also means an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.

(3)	“Distributee” means an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the Spouse or former Spouse.

(4)	“Direct rollover” means a payment by the Plan to the eligible retirement plan specified by the distributee.

10.8	Withholding for Taxes. Payments under the Plan will be subject to withholding for payroll taxes as required by law. Each Employer will withhold 20 percent federal income tax from each “eligible rollover distribution” (as defined in Subsection 10.7(b)(1)) over $200 that is not rolled over directly into another qualified retirement plan or individual retirement account under Section 10.7.

10.9	Notices. Any notice or document required to be filed with the Company under the Plan will be properly filed if delivered or mailed, postage prepaid, to the Company (or its delegate), at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

10.10	Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

10.11	Action by Employers. Any action required or permitted to be taken by the Company will be by resolution of its Board of Directors or a duly authorized committee thereof, or by a duly authorized officer or designated representative of the Company.

10.12	Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Employee or Participant the right to be retained in the employ of the Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

10.13	Absence of Guaranty. Neither the Company nor the Trustee in any way guarantees the assets of the Plan from loss or depreciation, or guarantees any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Plan held under the Trust.

10.14	Company’s Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Company made by the Company (or its delegate) will be binding on all persons. A misstatement or other mistake of fact will be corrected when it becomes known, and the Company will make such adjustment on account thereof as it considers equitable and practicable.

IN WITNESS WHEREOF, Sonoco Products Company has caused this amendment and restatement of the Sonoco Pension Plan to be executed by its duly authorized officer this day      of             , 2003, to be effective as of January 1, 2004.

SONOCO PRODUCTS COMPANY

By:
Title:

ATTEST:

Secretary

Corporate Seal:

SONOCO INVESTMENT AND RETIREMENT PLAN

ADDENDUM A

QUALIFIED DOMESTIC RELATIONS ORDER PROCEDURES

SONOCO INVESTMENT AND RETIREMENT PLAN

ADDENDUM A

QUALIFIED DOMESTIC RELATIONS ORDERS PROCEDURES

The Sonoco Investment and Retirement Plan (the Plan) is required by federal law to pay benefits earned by a Participant under the Plan to his or her Spouse, former Spouse, child(ren) or other dependents, to the extent awarded under a Qualified Domestic Relations Order (a “QDRO”). This law is set forth in Section 414(p) of the Internal Revenue Code (the “Code”). Each Spouse or dependent who is entitled to benefits under a QDRO is called an Alternate Payee. The Code requires the Plan to provide the following procedures to assist eligible individuals to obtain a QDRO from a state court under the state’s domestic relations laws:

1.	Determination Whether a Domestic Relations Order is Qualified. The Plan’s Benefits Committee will determine whether a domestic relations order is qualified under Code Section 414(p), i.e., whether it is a QDRO. The Code prohibits the Plan from making any payment under any order until the Committee has determined that it is a QDRO.

2.	The Award. A QDRO must award to the Alternate Payee(s) the right to receive all or part of the benefits that would otherwise be payable to a Participant under the Plan. The only persons who can be Alternate Payees or contingent Alternate Payees are the current or former Spouse, child(ren) or other dependents of the Participant. Under no circumstance can a QDRO result in the Plan paying a greater amount than it would have paid to or on behalf of the Participant if the QDRO had not been issued.

3.	Identification. The QDRO must clearly state (a) the name of the Plan, and (b) the name and last known mailing address of the Participant and each Alternate Payee, unless the Committee has records of the address(es).

4.	Awarded Amount. The QDRO must state the amount or percentage of the Participant’s Account balances to be paid to each Alternate Payee, or a method to calculate the awarded amount, and the date as of which the Plan must make the calculation.

5.	Form of Payment and Payment Date. The QDRO can award either a separate interest or a shared interest in the Participant’s Account balances. The forms of payment from the Plan are (a) single lump sum, (b) five substantially equal annual installments, (c) installments elected on an as-needed basis, (d) an annual percentage election or (d) an annual dollar election. The awarded amount can be paid in only in cash.

(a)	Separate-Interest Award. If the QDRO awards the Alternate Payee a separate interest in the Participant’s Account balances, the Plan will pay the award in the form specified in the QDRO, or if the QDRO so provides, in the form elected by the Alternate Payee within the 90-day election period before the payment date. After the awarded amount is paid in full, the Alternate Payee will have no further interest in the Plan.

(1)	Current Interest. If the separate interest relates only to the Participant’s Account balances already earned, the Plan will pay the entire amount awarded in a single lump sum as soon as practicable after the Committee determines that the order is a QDRO and calculates the amount of the awarded benefit, unless the QDRO specifies another form and time for payment permitted under the Plan.

(2)	Future Interest. If the QDRO award includes a portion of the Participant’s Account balances to be earned in the future, the Plan will not calculate the awarded amount until the earlier of the calculation date specified in the QDRO, or the Participant’s distribution date, after which date no additional amount can accrue in favor of the Alternate Payee.

(b)	Shared Payment Award. A QDRO can grant a shared payment award to a Spousal or non-Spousal Alternate Payee, in which event payment will be made on the date(s) elected by the Participant. The Plan will pay to the Alternate Payee the amount or percentage of each payment actually made to the Participant, as specified in the QDRO.

6.	Rights of Alternate Payee. The Alternate Payee has the legal status of a beneficiary under the Plan. The QDRO cannot give the Alternate Payee certain rights that the Participant has. A QDRO cannot give the Alternate Payee the right to make a hardship withdrawal, or to name a beneficiary other than an individual who is the current or former Spouse of the Participant, or child or other dependent of the Participant.

7.	Investment Elections. Unless a QDRO states otherwise, the Committee will permit the Alternate Payee to direct the investment of the amount awarded under a separate interest QDRO while it is retained under the Plan. The Alternate Payee under a shared interest QDRO will have no right to make investment elections.

8.	Alternate Payee’s Death. Federal law does not permit any individual to be awarded the status of an Alternate Payee or contingent Alternate Payee unless that individual is a Spouse, former Spouse, child or other dependent of the Participant. Therefore, the QDRO may neither name the Alternate Payee’s beneficiary to receive the awarded benefit in the event of his/her death before the payment date nor permit the Alternate Payee to name his or her own beneficiary, unless such contingent Alternate Payee is also a Spouse, former Spouse, child or other dependent of the Participant. In the event an Alternate Payee dies before the payment date and there is no surviving contingent Alternate Payee, the amount awarded to the Alternate Payee will revert to the Participant.

9.

Holding Account Balances. After the Committee has received written notice that all or part of a Participant’s Account balances are or will become subject to a QDRO, it will not pay to or on behalf of the Participant any part of the Account balances to which the notice applies. For example, if a written notice states that a Spouse or former Spouse has obtained or will seek to obtain a QDRO for half the Participant’s Account balances as of a stated date, the Committee will not pay that portion of the Account balance to anyone other than such Alternate Payee unless and until it has determined that the domestic relations court with jurisdiction over the matter has not and will not issue a QDRO directing payment to such Alternate Payee. Between the date when the Committee receives written notice of a pending QDRO and the date when it approves the QDRO, the Committee will permit the Participant to continue making investment elections for all his Account balances, unless the putative Alternate Payee provides the Committee a written direction concerning investment of the amount sought to be awarded by the QDRO.

10.	Notification of Parties. The Committee will promptly notify the affected Participant and each Alternate Payee when it receives a domestic relations order, and will provide a copy of these Procedures to assist them in obtaining a QDRO. Within a reasonable period after receiving the order, but no later than 18 months after the payment date specified in the order, the Committee will determine whether the order is qualified and will notify the Participant and each Alternate Payee of the determination. The parties may designate representatives to receive the notices.

11.	Separate Account Until Determination is Made. During any period in which the issue of the qualified status of a domestic relations order is being determined, the Committee will separately account for the amounts that would have been payable to the Alternate Payee (if any) if the order had already been determined to be qualified. If within 18 months the Committee determines the order to be qualified, it will transfer any required amounts to each Alternate Payee’s separate Account under Section 12 below. If the Committee determines that the order is not qualified, it will merge the separate accountings and will pay benefits to the persons who would have received them if the order had not been issued. If within 18 months the Committee has not been able to determine whether the order is qualified, after reasonable effort and due to circumstances beyond its control, it will merge the separate accountings and will pay benefits to the persons who would have received them if the order had not been issued. If after the expiration of 18 months the Committee determines that the order is qualified, it will apply the determination prospectively only, and the Plan will not have any liability for failing to make payment to the Alternate Payee for the period before it determined that the order is qualified.

12.	Separate Account After Committee Approves QDRO. After the Committee approves a QDRO, it will pay the awarded amount to the Alternate Payee if the payment date has occurred under Section 5. If the QDRO awards a separate interest and the payment date has not yet occurred, the Committee will establish a separate Account for the Alternate Payee and will transfer the awarded amount into the separate Account as of the date required under the QDRO. The Committee will allocate all subsequent investment gains/losses to that Account, using the same method as for Participants. The Committee will maintain the separate Account until the payment date.

13.	Notice of Favorable Tax Treatment. When the Committee makes a lump sum payment of the awarded amount to a Spousal Alternate Payee, it will notify the Alternate Payee that the payment can be rolled over to an individual retirement account or to another employer’s qualified plan.

14.	Fiduciary Responsibility. All plan representatives will have an equal fiduciary responsibility to the Participant and to the Alternate Payee, who has the legal status of a beneficiary under the Plan.

15.	Internal Revenue Service Approval of QDRO Procedures. The Procedures stated in this Addendum B to the Plan for payments of Account balances under QDROs, and restrictions on payments, are conditioned upon approval by the Internal Revenue Service, and will be revised from time to time to the extent necessary to maintain such approval.

SONOCO INVESTMENT AND RETIREMENT PLAN

ADDENDUM B

SCHEDULE OF ADMINISTRATIVE FEES

Plan Section	Amount of Fee	Administrative Service
5.1(b)	$0.00	Recordkeeping for allocations to and deductions from Accounts.
5.2(c)(3)	$0.00	Transaction fee for processing investment elections.
5.2(f)	$25.00 each	Processing fee to be deducted from each age 70 1/2 or termination withdrawal.
6.2(g)	$25.00	Processing fee for post-termination payments, to be deducted from either the lump sum payment or from the first payment in any series of installment payments.

The Committee reserves the right to revise this schedule of administrative fees from time to time as necessary to reflect changes in the amounts charged by the recordkeeper, without formal amendment.

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